                       AMENDED AND RESTATED CREDIT AGREEMENT



                                 RAYMOND L. LOEWEN

                                    AS BORROWER

                                      - AND -

                         CANADIAN IMPERIAL BANK OF COMMERCE
                (ACTING THROUGH ITS CIBC CAPITAL PARTNERS DIVISION)

                                     AS LENDER






                            DATED AS OF AUGUST 21, 1998




                                DAVIES, WARD & BECK

                              FASKEN, CAMPBELL, GODFREY

                                  TABLE OF CONTENTS

                                      ARTICLE I
                                    INTERPRETATION
       1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       1.2    Sections and Headings. . . . . . . . . . . . . . . . . . . . . . . . 11
       1.3    Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       1.4    Business Days. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       1.5    Currency of Payments . . . . . . . . . . . . . . . . . . . . . . . . 12
       1.6    Conflict with Security Documents . . . . . . . . . . . . . . . . . . 12
       1.7    Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                      ARTICLE II
                                 THE CREDIT FACILITY

       2.1    Aggregate Amount . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       2.2    Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       2.3    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       2.4    Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       2.5    Sale of Certain Pledged Shares . . . . . . . . . . . . . . . . . . . 13

                                     ARTICLE III
                               [INTENTIONALLY DELETED]


                                      ARTICLE IV
                               [INTENTIONALLY DELETED]


                                      ARTICLE V
                               [INTENTIONALLY DELETED]


                                      ARTICLE VI
                                  EVIDENCE OF LOANS

       6.1    Evidence of Indebtedness . . . . . . . . . . . . . . . . . . . . . . 15
       6.2    [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . . . 15

                                     ARTICLE VII
                      PAYMENTS, INTEREST, PRINCIPAL, FEES, ETC.


                                          -ii-

       7.1    Cash Security Account and Deferred Interest. . . . . . . . . . . . . 15
       7.2    Default Interest . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       7.3    [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . . . 16
       7.4    Method and Place of Payment. . . . . . . . . . . . . . . . . . . . . 16
       7.5    [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . . . 16
       7.6    Increased Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       7.7    Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       7.8    Maximum Rate of Interest . . . . . . . . . . . . . . . . . . . . . . 17
       7.9    Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                     ARTICLE VIII
                            REPRESENTATIONS AND WARRANTIES

       8.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . 19
       8.2    Nature of Representations and Warranties . . . . . . . . . . . . . . 22

                                      ARTICLE IX
                               [INTENTIONALLY DELETED]

                                      ARTICLE X
                               MARGIN AND DISPOSITIONS

       10.1   Negotiations.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       10.2   Margin . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       10.3   Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       10.4   Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       10.5   Subordination and Postponement . . . . . . . . . . . . . . . . . . . 24

                                      ARTICLE XI
                                      COVENANTS

       11.1   Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . . 25
       11.2   Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . 27

                                     ARTICLE XII
                                  EVENTS OF DEFAULT

       12.1   Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       12.2   Remedies Cumulative and Waivers. . . . . . . . . . . . . . . . . . . 30
       12.3   Set-Off. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30



                                         -iii-

                                     ARTICLE XIII
                         COSTS, EXPENSES AND INDEMNIFICATION
       13.1   Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 30
       13.2   Indemnification by the Borrower. . . . . . . . . . . . . . . . . . . 31

                                     ARTICLE XIV
                                       GENERAL

       14.1   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       14.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       14.3   Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . 32
       14.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       14.5   Courts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       14.6   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 33
       14.7   Enforcement and Waiver by the Lender . . . . . . . . . . . . . . . . 33
       14.8   Execution in Counterparts. . . . . . . . . . . . . . . . . . . . . . 33
       14.9   Judgment Currency. . . . . . . . . . . . . . . . . . . . . . . . . . 33
       14.10  Assignments and Transfer . . . . . . . . . . . . . . . . . . . . . . 34
       14.11  Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

              AMENDED AND RESTATED CREDIT AGREEMENT made as of the 21st day of August, 1998.

B E T W E E N:

                     RAYMOND L. LOEWEN,
                     a businessman residing in Burnaby, British Columbia, (hereinafter referred to as the "BORROWER"),

                                                            OF THE FIRST PART,

                                       - and -

                     CANADIAN IMPERIAL BANK OF COMMERCE,
                     a Canadian chartered bank, acting through its CIBC Capital Partners division,
                     (hereinafter referred to in such capacity as the "LENDER"),

                                                           OF THE SECOND PART.

              WHEREAS the Borrower and the Lender entered into a Credit Agreement made as of October 23, 1997 pursuant to which the Lender agreed to provide a credit facility to the Borrower up to an aggregate amount not exceeding $190 million upon and subject to the terms and conditions set forth therein, which Credit Agreement was amended by an Amendment to Credit Agreement made as of November 7, 1997 between the Borrower and the Lender (such Credit Agreement, as so amended, the "Original Credit Agreement");

              AND WHEREAS the Original Credit Agreement has been amended and the Borrower and the Lender wish to amend and restate the Original Credit Agreement to reflect the amendments thereto and to make other consequential amendments;

              NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

                                      ARTICLE I
                                    INTERPRETATION

1.1 DEFINITIONS. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

"ACCEPTABLE MARGIN RATIO" means at any time during the period:

       (i) from and including August 21, 1998 to and including September 12, 1998, a Margin Ratio of 0.80 to 1.0;

       (ii) from and including September 13, 1998 to and including October 30, 1998, a Margin Ratio of 0.84 to 1.0;

       (iii) from and including October 31, 1998 to and including January 31, 1999, a Margin Ratio of 1.0 to 1.0; and

       (iv) from and including February 1, 1999 to and including the Maturity Date, a Margin Ratio of 1:15 to 1.0;

"ADDITIONAL INTEREST" has the meaning set out in Section 7.6;

"ADDITIONAL PRINCIPAL AMOUNT" means the amount determined in accordance with Schedule A, being a portion of the principal amount of the Loan which shall become payable on the Loan Termination Date;

"AGREEMENT" means the Original Loan Agreement, as amended and restated by this Amended and Restated Credit Agreement dated as of August 21, 1998 and any and all amendments made hereto and thereto by written agreement between the Borrower and the Lender;

"ASSOCIATE" has the meaning attributed thereto in the SECURITIES ACT (Ontario) as now in effect;

"AUTHORIZATION" means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, authorization, privilege, registration, grant, waiver or concession by or from any Official Body;

"BASE RATE" means, for any day, a rate per annum equal to the higher of:

       (i) the annual variable rate of interest quoted or published by the Lender from time to time as the base rate of interest charged by it for commercial loans in U.S. Dollars made by it in Canada for such day; and

       (ii) the sum of (x) the Federal Funds Rate for such day multiplied by a fraction, the numerator of which is the number of days in the calendar year in which such day occurs and the denominator of which is 360 and (y) 1%;

"BASIC PRINCIPAL AMOUNT" has the meaning attributed thereto in Section 2.1;

"BORROWERS' CERTIFICATE" means a certificate signed by the Borrower;

"BROKER AFFILIATE" means the affiliate of the Lender that is a registrant under the SECURITIES ACT (Ontario) and/or any affiliated registrant in the United States of the Lender;

"BUSINESS DAY" means a day on which banks are open for business in Toronto, Ontario and Vancouver, British Columbia but does not include a Saturday or Sunday;

"CANADIAN DOLLARS" or "CAN$" means the lawful currency of Canada in immediately available funds;

"CASH SECURITY ACCOUNT" means the interest-bearing U.S. Dollar account established by the Lender at its main branch in Toronto, Ontario with the account number referred to in the hypothecation agreement between the Borrower and the Lender to be delivered pursuant to Section 11.1(f);

"CHANGE IN LAW" has the meaning set out in Section 7.6;

"COLLATERAL" means the Pledged Shares, the Specified Options and any other property and assets to be subject to the Lien of the Security Documents;

"COMMON SHARES" means the common shares without par value of the Corporation and shall include any shares or other securities into or for which such common shares may be converted, subdivided, consolidated, reclassified or exchanged, including, without limitation, securities of any Person;

"CONTROL BLOCK" means, in relation to the Corporation, any securities of the Corporation beneficially owned or controlled by a Control Person;

"CONTROL PERSON" means a Person who is either (i) a Person referred to in clause
(c) of the definition of "distribution" in the SECURITIES ACT (Ontario) or (ii) a "control person" as defined in the SECURITIES ACT (British Columbia);

"CORPORATION" means The Loewen Group Inc., a British Columbia corporation;

"DEBT" of any Person means all indebtedness or liabilities of a Person for and in respect of borrowed money, including, without limitation, obligations with respect to bankers' acceptances, letters of credit and letters of guarantee and all such indebtedness or liabilities which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire;

"DEFAULT" means an event which with the giving of notice, passage of time or both would constitute an Event of Default;

"DEFERRED INTEREST AMOUNT" means, at any time, the sum of all amounts which from time to time are added to the Deferred Interest Amount pursuant to Section 7.1 at or prior to such time minus any payments made on account of the Deferred Interest Amount pursuant to Sections 7.1 or 10.3(a);

"DISTRIBUTIONS" means all dividends and distributions in respect of the Pledged Securities, including, without limitation, stock dividends, securities received as a result of stock splits, interest payments, dividend payments, reductions in capital, redemptions, repurchases and repayments, conversion privileges, options and all rights to purchase additional securities and includes any Common Shares issued upon the exercise of the Specified Options;

"EQUIVALENT AMOUNT" means, on any date, the amount of Canadian Dollars or U.S. Dollars, as the case may be, required to convert an amount from Canadian Dollars to U.S. Dollars or from U.S. Dollars to Canadian Dollars, as the case may be, at the spot rate of exchange quoted as the offering rate by the main branch of the Lender located in Toronto at approximately noon (Toronto time) on that date in accordance with its normal practice;

"EVENT OF BANKRUPTCY" means, in respect of any Person, that such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding, filing or action shall be instituted by or against any such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or for the appointment of a receiver, trustee, liquidator, custodian or other similar official for it or for any substantial part of its property, including without limitation any such proceeding under the BANKRUPTCY AND INSOLVENCY ACT (Canada) or the COMPANIES' CREDITORS ARRANGEMENT ACT (Canada);

"EVENT OF DEFAULT" means any of the following events:

       (a) an Obligor shall fail to pay any principal, interest, fees or other amounts hereunder or under any of the other Loan Documents when the same become due and payable;

       (b) any representation or warranty made by an Obligor herein or in any other Loan Document, or any representation, warranty or certification made by an Obligor in any certificate or other writing delivered in connection with any of the Loan Documents, or any representation or warranty deemed to be made or repeated by an Obligor as provided herein or therein, shall prove to have been incorrect in any material respect when made or deemed to be made or repeated;

       (c)    any Obligor shall fail to perform the covenant in Section 11.1(l);

       (d) any Obligor shall fail to perform any of his or its obligations under Section 10.3 within the time and in the manner provided therein;

       (e) an Obligor shall fail to perform or observe any term, covenant or agreement (other than as referred to in clause (a), (b), (c) or (d) above) contained in any of the Loan Documents;

       (f) an Obligor or the Corporation shall fail to pay the principal of or premium or interest on any Debt which is outstanding in an aggregate principal amount in excess of $5 million (or, in the case of the Corporation, such other amount as shall be provided in the equivalent provision of the Senior Credit Facility), or the equivalent amount in any other currency, when the same becomes due and payable or to perform any other covenant in respect of such Debt;

       (g) if the Margin Ratio shall be less than the Acceptable Margin Ratio at any time;

       (h)    [Intentionally Deleted];

       (i) an Obligor or the Corporation shall commit or permit to exist any Event of Bankruptcy in respect of the Obligor or the Corporation;

       (j) any judgment or order for the payment of money in respect of an Obligor or the Corporation in excess of $5 million (or in the case of the Corporation, such other amount as shall be provided in the equivalent provision of the Senior Credit Facility), or the equivalent amount in any other currency, shall be rendered against an Obligor or the Corporation unless such judgment or order has been stayed on appeal or otherwise is being contested in good faith and against which appropriate reserves have been established in accordance with generally accepted accounting principles;

       (k) there occurs a material adverse effect in respect of the business or financial condition in respect of an Obligor, the Security Documents or the ability of an Obligor to perform its obligations under the Loan Documents;

       (l) there occurs a material change in the business or financial condition of the Corporation, and the occurrence of any event in respect of the Corporation which could have or is a "Material Adverse Effect" as defined in the Senior Credit Facility will be deemed to constitute a material change in the business or financial condition of the Corporation;

       (m)    any material change in the control of the Corporation shall occur;

       (n) a cease trading order, stop trading order or similar order, direction or ruling shall be issued by any Official Body in respect of the Common Shares or the Pledged Securities or any other event or circumstance shall occur which would materially restrict the ability of the Lender to realize on the Collateral;

       (o) either (i) the Obligors, together with all Associates of the Obligors, shall become, in the aggregate, the owners, directly or indirectly, legally or beneficially or shall control, (either individually or jointly with each other or with any other Person) more than 20% of all the issued Voting Securities of the Corporation or (ii) an Official Body has determined that an Obligor or any Associate of an Obligor is a Control Person of the Corporation;

       (p) the Common Shares shall cease to be listed on either the New York Stock Exchange or The Toronto Stock Exchange;

       (q) the Corporation shall cease to be a reporting issuer in good standing under the securities laws of Ontario or British Columbia or shall be in default of any of its disclosure, reporting or filing requirements under the Exchange Act;

       (r)    [Intentionally Deleted]

       (s)    [Intentionally Deleted]

       (t) if the security interests in the Collateral created by the Security Documents cease to constitute a first priority security interest therein in favour of the Lender or any Obligor shall dispute or contest the validity or priority of any such security interest; or

       (u) if any of the Loan Documents ceases in any material respect to be valid, binding or an enforceable obligation of the Obligor which is a party thereto;

"EXCHANGE ACT" means the United States Securities Exchange Act of 1934;

"FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%), calculated on the basis of a year of 360 days, equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the U.S. Banking Day next succeeding such day, provided that if such day is not a U.S. Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding U.S. Banking Day as so published on the next succeeding U.S. Banking Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender on such day on such transactions as determined by the Lender;

"FIXED RATE" means 5.27% per annum;

"GAAP" means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants or any successor institute applicable as at the date on which such calculation is made or required to be made;

"GUARANTOR" means any of LLP, LFLP and LFI and "GUARANTORS" means all of such Guarantors, collectively;

"INITIAL CLOSING DATE" means October 24, 1997;

"INTEREST BALANCE" means, at any time, the sum of (i) the amount owing by the Borrower under the Loan Documents on account of principal (including the Basic Principal Amount but excluding the Additional Principal Amount) at such time and
(ii) the Deferred Interest Amount at such time;

"INTEREST PAYMENT DATE" means the first Business Day of the months of January, April, July and October in each year and the Loan Termination Date;

"JUDGMENT CONVERSION DATE" has the meaning set forth in Section 14.9(a);

"JUDGMENT CURRENCY" has the meaning set forth in Section 14.9(a);

"LFI" means Loewen Financial Inc., a corporation continued under the laws of British Columbia;

"LFLP" means Loewen Financial Limited Partnership, a limited partnership established under the laws of Alberta and extra-provincially registered under the laws of British Columbia;

"LLP" means Loewen Limited Partnership, a limited partnership established under the laws of British Columbia;

"LENDERS' COUNSEL" means the firm of Davies, Ward & Beck, Toronto, Ontario, or such other firm of legal counsel as the Lender may from time to time designate;

"LIEN" means any mortgage, pledge, lien, hypothecation, security interest, adverse claim or other encumbrance, charge or interest (whether fixed, floating or otherwise) or title retention, any right of set-off (arising otherwise than by operation of law) and any deposit of monies under any agreement or arrangement whereby such monies may be withdrawn only upon fulfilment of any condition of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired and, in relation to the Pledged Shares, means any restriction or limitation under contract (other than the Security Documents) or at law on the ability of the Lender or the owner thereof to sell or otherwise dispose of the same;

"LOAN" has the meaning attributed thereto in Section 2.1;

"LOAN ACCELERATION DATE" shall have the meaning attributed thereto in Section 12.1;

"LOAN DOCUMENTS" means (i) this Agreement, (ii) the Security Documents, (iii) all documents executed and delivered to the Lender by an Obligor under or in connection with the Original Credit Agreement, and (iv) all documents to be executed and delivered to the Lender by an Obligor hereunder or thereunder;

"LOAN PREPAYMENT DATE" means the date on which the Outstanding Balance has been prepaid in full by the Borrower pursuant to Section 2.4 if on such date the Lender, in its sole discretion, gives notice to the Borrower that it is designating such date as the "Loan Prepayment Date";

"LOAN TERMINATION DATE" means the earliest of (i) the Maturity Date, (ii) the Loan Acceleration Date, (iii) the Third Party Sale Date and (iv) the Loan Prepayment Date;

"LOSSES" shall have the meaning attributed thereto in Section 13.2;

"MARGIN RATIO" means the ratio of (i) the Market Value of the Pledged Shares to
(ii) the amount, if any, by which the Outstanding Balance shall exceed the amount in the Cash Security Account;

"MARKET VALUE OF THE PLEDGED SHARES" on any date means the result obtained when
(i) the number of Pledged Shares then held by the Lender is multiplied by (ii) the Per Share Market Value on such date determined pursuant to paragraph (ii) of the definition of Per Share Market Value in Schedule A hereto;

"MATURITY DATE" means June 30, 1999;

"NET WORTH STATEMENT" means a statement certified by the Borrower reflecting in reasonable detail (i) the assets and liabilities (actual and contingent) of the Borrower, the Guarantors and Persons effectively controlled by the Borrower as a date not more than 30 days prior to its delivery to the Lender as herein provided; (ii) as a separate amount, the aggregate amount of Debt of the Obligors as at such date; and (iii) such other information as the Lender may reasonably require;

"NOTICE OF AMOUNT" has the meaning set forth in Section 7.6;

"OBLIGATIONS" means all obligations, liabilities and indebtedness of the Obligors under the Loan Documents, including, without limitation, indebtedness in respect of all fees, costs, expenses and indemnity obligations hereunder or thereunder;

"OBLIGORS" means, collectively, the Borrower and the Guarantors;

"OFFICIAL BODY" means any governmental body or any agency, authority, bureau, commission, department or instrumentality thereof, or any court, tribunal or arbitrator, including, without limitation, any securities commission or stock exchange in Canada or the United States having jurisdiction over the Obligors or the Corporation;

"ORIGINAL CREDIT AGREEMENT" has the meaning attributed thereto in the recitals to this Agreement;

"OUTSTANDING BALANCE" means the amount owing from time to time by the Borrower under the Loan Documents on account of principal (including the Basic Principal Amount but excluding the Additional Principal Amount), interest (including the Deferred Interest Amount and accrued interest not yet due and payable) and fees;

"PERMITTED ENCUMBRANCES" means, as of any particular time (i) Liens arising under the Security Documents; and (ii) any other liens consented to in writing by the Lender;

"PERSON" means an individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency or instrumentality of such state or subdivision;

"PLEDGED SECURITIES"means, collectively, the Pledged Shares and the Specified Options;

"PLEDGED SHARES" means the Common Shares owned by the Obligors as at the date hereof as referred to in Schedule C and any Common Shares made subject to the Security Documents pursuant to Sections 10.2, 10.3 and 11.2(c); provided that for the purpose of the definition of "Margin Ratio", the term "Pledged Shares" shall not include any Common Shares which at the time of calculation of the Margin Ratio are not subject to a valid first priority security interest in favour of the Lender or are subject to any order, direction, ruling or certificate referred to in clause (n) of the definition of "Event of Default";

"PRIME RATE" means, for any day, a rate per annum equal to the higher of:

       (a) the variable rate of interest per annum established and reported from time to time by the Lender as the reference rate of interest then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada; and

       (b) the sum of (x) the rate per annum equal to the discount rate per annum expressed as an interest rate calculated on the basis of a year of 365 or 366 days, as applicable, for Canadian dollar banker's acceptances having a term of 30 days which appears on the display page designated as the CDOR Page (or any replacement page) by Reuters Money Market Service (or any successor or similar service as may be selected by the Lender) as of 10:00 a.m. on the date of determination as reported by the Lender and (y) 1%;

"SECURITY DOCUMENTS" means, collectively:

       (i) the Borrower's Security Agreement made October 23, 1997 between the Borrower and the Lender;

       (ii) the Guarantee in favour of the Lender dated October 23, 1997 made by LLP;

       (iii) the Guarantee in favour of the Lender dated October 23, 1997 made by LFLP;

       (iv) the Guarantee in favour of the Lender dated October 23, 1997 made by LFI;

       (v) the Guarantor's Security Agreement made October 23, 1997 between LLP and the Lender;

       (vi) the Guarantor's Security Agreement made October 23, 1997 between LFLP and the Lender;

       (vii) the Guarantor's Security Agreement made October 23, 1997 between LFI and the Lender;

       (viii) the Power of Attorney of the Borrower dated October 23, 1997 in favour of the Lender; and

       (ix) after its execution and delivery pursuant to Section 11.1(f), the hypothecation agreement between the Borrower and the Lender;

as each such security agreement, guarantee, power of attorney or hypothecation agreement may heretofore or hereafter be amended, supplemented or modified from time to time;

"SENIOR CREDIT FACILITY" means the $1 billion revolving credit facility and all agreements entered into in connection therewith among the Corporation, Loewen Group International Inc., Canadian Imperial Bank of Commerce and certain others dated May 15, 1996, as amended, supplemented, modified or replaced from time to time;

"SPECIFIED EVENT" has the meaning attributed thereto in Schedule A;

"SPECIFIED OPTIONS" means stock options issued to the Borrower under the Stock Option Plan to acquire up to 1,550,747 Common Shares as currently constituted;

"STOCK OPTION PLAN" means the Employee Stock Option Plan (Canada) of the Corporation, as amended and restated from time to time;

"TERM" means the period commencing on the Closing Date and ending on the Loan Termination Date;

"THIRD PARTY SALE" means a BONA FIDE sale by the Borrower and/or Guarantors to a Person dealing at arm's length (within the meaning ascribed to such term under the INCOME TAX ACT (Canada) in effect as of the date hereof) with the Obligors of (i) all of the Pledged Shares or (ii) such number of Pledged Shares such that, in either case, the net cash proceeds (after all commissions) payable on the Third Party Sale Date are sufficient to prepay the Outstanding Balance and the Additional Principal Amount;

"THIRD PARTY SALE DATE" means the closing date of the Third Party Sale;

"TOTAL PRINCIPAL AMOUNT" means the aggregate of the Basic Principal Amount and the Additional Principal Amount and constitutes the aggregate principal amount of the Loan outstanding as at the Loan Termination Date;

"U.S. BANKING DAY" means a day on which banks are open for business in Toronto, Ontario, Vancouver, British Columbia and New York, New York but does not include a Saturday or a Sunday;

"U.S. DOLLARS", "UNITED STATES DOLLARS", "U.S.$" or "$" means the legal currency of the United States; and

"VOTING SECURITIES" has the meaning attributed thereto in the SECURITIES ACT (Ontario).

1.2 SECTIONS AND HEADINGS. The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3 NUMBER. Words importing the singular number only shall include the plural and VICE VERSA, words importing the masculine gender shall include the feminine and neuter genders and VICE VERSA and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and VICE VERSA.

1.4 BUSINESS DAYS. Whenever any payment to be made hereunder is stated to be due or any action to be taken hereunder is stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding applicable Business Day, and in the case of the payment of any monetary amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.5 CURRENCY OF PAYMENTS. All payments made hereunder shall be made in U.S. Dollars.

1.6 CONFLICT WITH SECURITY DOCUMENTS. In the event that there is a conflict or inconsistency between any provision of the Security Documents and this Agreement, the provisions of this Agreement shall prevail.

1.7 SCHEDULES. The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A:          Calculation of Additional Principal Amount
Schedule B:          Principal Amount and Facility Fee
Schedule C:          Details and Ownership of Pledged Shares and Specified
                     Options
Schedule D:          [Intentionally Deleted]
Schedule E:          [Intentionally Deleted]
Schedule F:          [Intentionally Deleted]
Schedule G:          Matters to be Included in Opinion of Borrowers' Counsel
Schedule H           Details of Acquisitions and Holdings of Securities of the
                     Corporation

                                      ARTICLE II
                                 THE CREDIT FACILITY

2.1 AGGREGATE AMOUNT. The Lender and the Borrower acknowledge and agree that the aggregate principal amount of the indebtedness (the "Loan") outstanding hereunder on August 21, 1998 hereof (excluding the Additional Principal Amount) is reflected in Schedule B (the "Basic Principal Amount") which aggregate amount was advanced by the Lender to the Borrower under the committed non-revolving credit facility made available by the Lender to the Borrower in accordance with and subject to the terms and conditions of the Original Credit Agreement and which includes any accrued and unpaid interest and other amounts owing thereunder. The Lender and the Borrower acknowledge and agree that any portion of the Outstanding Balance that is denominated in Canadian Dollars on September 3, 1998 shall be converted into the Equivalent Amount of U.S. Dollars on such date and that, from and after such date, the Loan shall be denominated solely in U.S. Dollars.

2.2 TERM. The term of the Loan commenced on the Initial Closing Date and, unless earlier terminated as herein provided, ends at 11:59 p.m. (Toronto time) on the Maturity Date. The Borrower shall repay the Outstanding Balance and the Additional Principal Amount on the Loan Termination Date.

2.3 INTEREST. The Interest Balance shall bear interest at a rate per annum equal to the Fixed Rate. Such interest shall be payable (except to the extent that it is added to the Deferred Interest Amount pursuant to Section 7.1) in arrears on each Interest Payment Date for the period from and including the date hereof or the preceding Interest Payment Date, as the case may be, to and including the date preceding such Interest Payment Date on the basis of the actual number of days elapsed in a year of 365 days, or 366 days in the case of an Interest Payment Date occurring in a leap year.

2.4    PREPAYMENT.

       (a) The Borrower may, at any time, or from time to time make prepayments on account of the Loan (other than the Additional Principal Amount) provided that:

       (i) it delivers to the Lender a Borrower's Certificate stating that the funds to be used to effect such prepayment are not derived, directly or indirectly, through the sale, assignment, hypothecation or transfer of the Pledged Securities;

       (ii) the Borrower shall have provided the Lender with written notice of such prepayment at least two Business Days prior to the prepayment date specifying the amount of the prepayment; and

       (iii) each prepayment shall be in a minimum amount of $10,000,00 and in integral multiples of $1,000,000.

       (b) Any prepayment made pursuant to subsection (a) shall be applied firstly on account of accrued but unpaid interest, secondly on account of the Deferred Interest Amount and finally on account of the Basic Principal Amount outstanding.

       (c) The Borrower may at any time on two Business Days' notice prepay the Loan (including the Additional Principal Amount) using the proceeds derived from a Third Party Sale of the Collateral if such proceeds are sufficient to repay all amounts accrued or owing hereunder.

2.5    SALE OF CERTAIN PLEDGED SHARES.

       (a) NOTICE AND CONSENT. At any time or from time to time when a Default shall not be continuing, the Borrower may request the Lender by notice in writing to consent to a Third Party Sale, such notice to contain at least the following information:

       (i) the number of the Pledged Shares intended to be sold and the certificate numbers for such shares;

       (ii)   the price at which the Borrower intends to sell such shares;

       (iii) the net cash proceeds of sale payable on the Third Party Closing Date;

       (iv)   the identity of the proposed purchaser of such shares; and

       (v)    the proposed Third Party Sale Date.

The Lender agrees that it will not unreasonably withhold its consent to any such requested sale.

       (b) CONDITIONS OF SALE. The sale requested by the Borrower and consented to by the Lender in accordance with Section 2.5(a) shall be subject to such conditions as the Lender may reasonably require, including the following:

       (i) each sale shall be effected using the services of the Broker Affiliate (as such term is defined in Section 11.1(h)) and shall be subject to commissions and fees at the normal rates of the Broker Affiliate (or such other rate as may be mutually agreed upon by the Borrower and the Broker Affiliate);

       (ii) the net cash proceeds of sale payable on the Third Party Closing Date will be sufficient to allow the Borrower to prepay the Loan (including the Additional Principal Amount and all other amounts accrued or owing hereunder) in full;

       (iii)  [Intentionally Deleted]; and

       (iv) the Borrower shall have delivered to the Lender an opinion from counsel acceptable to the Lender and in form and terms satisfactory to the Lender to the effect that such proposed sale is being made in compliance with applicable securities laws and stock exchange requirements.

The Borrower shall forthwith notify the Lender of any Third Party Sale and, contemporaneously with delivery to the Lender of the net cash proceeds therefrom to be applied as aforesaid, the Lender shall deliver to the Borrower (or as it may in writing direct) certificates representing the shares so sold accompanied by the stock powers of attorney relating thereto and, at the request and expense of the Borrower, written confirmation that any security interest under the Security Documents in any Pledged Shares so sold is released and discharged, and thereupon the security interest in such shares created by the applicable Security Document shall be deemed to be released and discharged.

                                     ARTICLE III
                               [INTENTIONALLY DELETED]

                                      ARTICLE IV
                               [INTENTIONALLY DELETED]


                                      ARTICLE V
                               [INTENTIONALLY DELETED]


                                      ARTICLE VI
                                  EVIDENCE OF LOANS

6.1 EVIDENCE OF INDEBTEDNESS. The Lender shall maintain, in accordance with its usual practice, books of account evidencing the Loan and the Lender shall enter in the foregoing accounts details of all amounts from time to time owing or paid by the Borrower to the Lender with respect to the Loan and the amounts of principal, interest and fees payable from time to time in connection with the Loan. The information entered in the foregoing accounts shall constitute, in the absence of manifest error, conclusive evidence of the obligations of the Borrower to the Lender hereunder with respect to the Loan and the amounts the Borrower has paid from time to time on account of the principal of and interest on the Loan.

6.2    [Intentionally Deleted]

                                     ARTICLE VII
                      PAYMENTS, INTEREST, PRINCIPAL, FEES, ETC.

7.1    CASH SECURITY ACCOUNT AND DEFERRED INTEREST.

       (a) On each Interest Payment Date, the Lender shall debit from the Cash Security Account the lesser of (i) the amount payable by the Borrower to the Lender pursuant to Section 2.3 on such Interest Payment Date and (ii) the amount by which the balance of such account exceeds zero. On any date on which the Borrower is required to pay an amount pursuant to Articles XII or XIII or
              Section 7.9, the Lender shall have the right to debit from the Cash Security Account the lesser of (i) such amount and (ii) the amount by which the balance of such account exceeds zero. For certainty, if the amount required to be paid pursuant to Article XIII exceeds the amount debited, the Borrower shall promptly pay the amount of such excess to the Lender. No amounts shall be debited from the Cash Security Account except in accordance with this Section 7.1(a).

       (b) If, on any Interest Payment Date the amount payable by the Borrower to the Lender pursuant to Section 2.3 exceeds the amount debited by the Borrower from the Cash Security Account pursuant to
              Section 7.1(a) and no Event of Default has occurred and is continuing, the amount of such excess shall be added to the Deferred Interest Amount.

7.2 DEFAULT INTEREST. Any amounts under any of the Loan Documents which are not paid when due and payable in accordance with the provisions thereof shall, if payable in Canadian Dollars, bear interest from time to time at a rate per annum equal to the Prime Rate plus 2% and if payable in U.S. Dollars shall bear interest at the rate per annum equal to the Base Rate plus 2%. Any such interest shall be compounded monthly on the last Business Day of each month and shall be payable on demand.

7.3    [INTENTIONALLY DELETED].

7.4    METHOD AND PLACE OF PAYMENT.

       (a) PAYMENTS. All payments to be made by the Borrower under this Agreement shall be made in funds having same day value to the Lender at the principal offices of the Lender in Toronto, Ontario. Any such payment shall be made on the date upon which such payment is due, in accordance with the terms hereof, no later than 12:00 p.m. (Toronto time).

       (b) NO SET-OFF OR COUNTERCLAIM. All payments to be made by the Borrower or a Guarantor shall be made free and clear of and without any deduction or on account of any set-off or counterclaim.

7.5    [Intentionally Deleted]

7.6 INCREASED COSTS. In the event that (i) the coming into force of any applicable law, regulation, treaty or official directive (whether or not having the force of law) after the date hereof or (ii) any change in any existing applicable law, regulation, treaty or official directive (whether or not having the force of law), or in the interpretation or application thereof by any court or by any governmental authority, central bank or other authority or entity charged with the administration, interpretation or application thereof which at any time on or after the Initial Closing Date (each such event being hereinafter referred to as a "Change in Law"):

       (a) subjects the Lender to any tax or changes the basis of taxation, or increases any existing tax, on payments of principal, interest or other amounts payable by the Borrower to the Lender under this Agreement (except for taxes on the overall net income or capital of a Lender), or

       (b) imposes, modifies or deems applicable any reserve, special deposit, insurer's assessment or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by an office of the Lender, or

       (c) either (i) requires the Lender to take into account a greater percentage of the Loan outstanding than was the case immediately prior to such Change in Law in the determination by the Lender of the amount of capital required or expected to be maintained by it and, as a result, the amount of such capital is increased, or (ii) will have the effect of increasing the amount of capital required or expected to be maintained by the Lender based on its obligations hereunder, or

       (d) changes the basis of taxation (other than as aforesaid) of the Lender in respect of payments of principal or interest payable by such Lender in respect of deposits from third parties acquired to effect or maintain the Loan or any part thereof, and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by it or reduce the effective return realizable by the Lender in respect of the Loan to an extent which the Lender deems to be material, the Lender shall give notice thereof to the Borrower (herein called a "Notice of Amount") stating the amount of Additional Interest (as hereinafter defined) incurred by the Lender. The Borrower shall pay to the Lender, within 10 days of the date of receipt of any Notice of Amount, that amount (in this Article VII referred to as "Additional Interest") which shall compensate the Lender for such additional cost or reduction in income or effective return, and the certificate of a duly authorized officer of the Lender setting forth the Additional Interest shall be PRIMA FACIE evidence of the Additional Interest absent manifest error. In determining such Additional Interest, the Lender may use any reasonable averaging and attribution methods.

7.7 ILLEGALITY. If any applicable law coming into force after the Initial Closing Date, or if any change in any then existing applicable law or regulation or in the interpretation or application thereof by any court or any statutory board or commission, now or hereafter makes it unlawful for the Lender to make or maintain the Loan or to give effect to its obligations in respect thereof, the Lender may, by written notice thereof to the Borrower, declare its obligations under this Agreement to be terminated, and the Borrower shall prepay, within the time required by such law, the Loan together with accrued interest thereon and such Additional Interest as may be applicable to the date of such payment. If any such event shall, in the opinion of the Lender, only affect part of the Loan outstanding, the remainder of the Loan may be continued and the obligations of the Obligors under the Loan Documents shall continue.

7.8 MAXIMUM RATE OF INTEREST. Notwithstanding anything herein or in any Loan Document to the contrary:

       (a) In the event that any provision of this Agreement or any other Loan Documents would oblige any Obligor to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal or prohibited rate

              (as such terms are construed under the CRIMINAL CODE (Canada) or any other applicable law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted NUNC PRO TUNC to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary, as follows:

       (i)    firstly, by reducing the amount or rate of interest exigible under
              Article II of this Agreement; and

       (ii) thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of
              Section 347 of the CRIMINAL CODE (Canada) or any other applicable law.

       (b) If, notwithstanding the provisions of Section 7.8(a) and after giving effect to all adjustments contemplated thereby, the Lender shall receive an amount in excess of the maximum permitted by such section, then the amount which would be excessive shall be deemed to be a partial prepayment of principal made on the last day that any such interest was paid to the Lender. If, after application of any such excess payment to repayment of principal as hereinbefore provided, the Lender continues to hold an amount in excess of the maximum permitted by Section 7.8(a), the Borrower shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the Lender of an amount equal to such excess, and pending such reimbursement such amount shall be deemed to be an amount payable by the Lender to the Borrower.

       (c) Any amount or rate of interest referred to in this Section 7.8 shall be determined in accordance with generally accepted actuarial practices and principles over the Term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination, absent manifest error.

In determining whether or not the interest paid or payable under the Loan Documents exceeds the maximum amount permitted by Section 7.8(a), the Borrower and Lender shall, to the maximum extent permitted under the CRIMINAL CODE (Canada) or any other applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate and spread the total amount of interest rateably over the entire Term.

7.9 FACILITY FEE. If any portion of the Outstanding Balance or Additional Principal Amount is outstanding on June 29, 1999, the Borrower shall, on such day, pay to the Lender a facility fee in respect of the Loan in the amount set out in Schedule B.

                                     ARTICLE VIII
                            REPRESENTATIONS AND WARRANTIES

8.1 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants as follows to the Lender and acknowledges and confirms that the Lender is relying upon such representations and warranties:

       (a) AUTHORIZATION. Each of the Loan Documents, including the granting of the security provided for thereunder, has been duly authorized (in the case of the Guarantors), executed and delivered by the applicable Obligor and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against such Obligor in accordance with its terms.

       (b) CONFLICT WITH CONSTATING DOCUMENTS AND AGREEMENTS. Neither the execution and delivery by an Obligor of the Loan Documents to which it is a party nor the consummation by any such Obligor of any of the transactions therein contemplated (including the pledge of the Pledged Securities or the acquisition of the Acquired Shares) nor compliance by any such Obligor with the terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of:

       (i) in the case of a Guarantor, the partnership agreement or constating documents or by-laws of any such Guarantor;

       (ii) any agreement, instrument or arrangement to which any such Obligor is now a party or by which it, or its properties are, or may be, bound, or constitutes a default thereunder;

       (iii) any judgment or order, writ, injunction, decree or ruling of any Official Body; or

       (iv)   any applicable law.

       (c) NO OTHER AUTHORIZATION NECESSARY. No action of, or filing with, any Official Body is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by any Obligor of the Loan Documents to which it is a party or the completion of any transaction contemplated thereby.

       (d) CORPORATE STATUS AND POWER. LFI is a corporation duly incorporated and organized and validly subsisting under the BRITISH COLUMBIA COMPANY ACT; LLP is a limited partnership duly constituted and organized and validly subsisting under the laws of the Province of British Columbia; LFLP is a limited partnership duly constituted, organized and validly subsisting under the laws of the Province of Alberta; each Guarantor has adequate and sufficient power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and to undertake any transaction contemplated thereby.

       (e) LITIGATION. There are no actions, suits or proceedings pending against the Obligors or the Corporation or, to the best of the Borrower's knowledge, threatened (nor to the best of the Borrower's knowledge is there any pending investigation) against or involving any Obligor or the Corporation, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind (including, without limitation, any cease trading or similar orders issued by, or any investigations or proceedings conducted by any Canadian or United States securities commissions or stock exchanges) which involve a reasonable possibility (so far as he can foresee) of any material adverse change in the business, properties or financial condition of any Obligor or the Corporation, or of any materially adverse impairment of the value of the security constituted by the Security Documents or any limitation or restrictions or the ability of the Lender to dispose of the Pledged Shares, and none of the Obligors or the Corporation is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involves a reasonable possibility (so far as he can foresee) of either any such material adverse change, materially adverse impairment or limitation or restriction.

       (f) PLEDGED SHARES. The Pledged Shares are beneficially owned by the respective Obligors in the respective numbers set forth in Schedule C hereto and are free and clear of all Liens other than Permitted Encumbrances. Details of the share certificates representing the Pledged Shares are also set forth in Schedule C.

       (g)    [Intentionally Deleted]

       (h) SPECIFIED OPTIONS. The Specified Options are beneficially owned by the Borrower free and clear of all Liens. Schedule C hereto sets forth details relating to each of the Specified Options, including the date of issue, number of Common Shares subject thereto, the relevant vesting periods, the exercise price(s) thereof and the expiry date thereof and any terms and conditions affecting the right to exercise any Specified Options.

       (i) NAME AND LOCATION. The true and correct name of each of the Obligors is as set forth on the execution pages of the relevant Loan Documents. The address of the chief executive officer and sole place of business of each of the Guarantors is as follows:

                                   4126 Norland Avenue
                                   Burnaby, British Columbia
                                   W5G 3S8

       (j) OWNERSHIP OF GUARANTORS. All the issued shares or other ownership interests of each of the Guarantors are beneficially owned by the Borrower free and clear of all Liens other than (i) a 0.21% limited partnership interest in LFLP owned by the Loewen Family Trust, (ii) a 0.01% limited partnership interest in LFLP owned by Loewen Development Corporation, all of the issued shares of which are owned by Loewen Capital Corporation, 50% of the issued shares of which are beneficially owned by each of the Borrower and his wife and (iii) a 0.01% limited partnership interest in LLP owned by Canadian Memorial Services Ltd., all of the issued shares of which are beneficially owned by the Borrower.

       (k) INTEREST IN THE CORPORATION. Set forth in Schedule H hereto are details of all of the securities of the Corporation (or securities exchangeable for or convertible into or exercisable for securities of the Corporation) beneficially owned or controlled by the Obligors and any Associate of the Obligors and not disclosed in Schedule C and, except as disclosed therein, no such Person has any right to acquire any additional securities of such type. Also set forth in such Schedule H are details of all of such securities acquired by any such Person during the 12 months preceding the Initial Closing Date; the nature of the transaction in which such securities were acquired and, if acquired under any exemption from the prospectus or registration requirements of applicable securities laws, details of the applicable securities laws exemptions.

       (l) CONTROL. The Obligors, together with the Associates of the Obligor and any other Person with whom any of the Obligors or their Associates are acting jointly or in concert or who is part of a group established for the purpose of holding, disposing, acquiring or voting of any securities of the Corporation (or securities convertible into or exchangeable or exercisable for securities of the Corporation) do not own more than 20% of the issued and outstanding Voting Securities of the Corporation.

       (m) LISTING OF COMMON SHARES. The Common Shares are listed and posted for trading on The Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange and the Borrower has no knowledge of any fact or matter which would adversely affect any such listing.

       (n) SHAREHOLDER AND SIMILAR AGREEMENTS. None of the Borrower, any Guarantor or any Associate of an Obligor is subject to any shareholders agreement, voting trust agreement, option agreement (except as described in Schedule H), purchase agreement, sale agreement or similar agreement or arrangement, written or oral, with any other Person which governs or relates to the voting, acquisition, disposition or other dealing or holding of or in any securities of the Corporation (or securities convertible into or exchangeable or exercisable for any securities of the Corporation) and none of them is acting or has acted jointly or in concert (for the purposes of any Canadian securities laws) with any other Person in connection with the acquisition, voting or disposition or other dealing or holding of or in any such securities or is part of a group formed for any such purpose.

       (o) PROSPECTUS EXEMPTIONS. None of the Pledged Shares has been acquired within the last 12 months pursuant to a prospectus exemption set forth in subsection 25(2) to the Regulation to the SECURITIES ACT (Ontario) or the equivalent provision of any other applicable securities laws.

       (p) THE CORPORATION. The Corporation is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia and is a reporting issuer in good standing under the securities laws of each of the Provinces of Canada (and has satisfied all of its disclosure, reporting and filing obligations under the Exchange Act). The authorized capital of the Corporation consists of 990,000,000 shares divided into 750,000,000 Common Shares, 40,000,000 Class A shares without par value and 200,000,000 First Preferred Shares without par value (1,000,000 First Preferred Shares being designated as 7.75% Cumulative Redeemable Convertible First Preferred Shares, Series A, 425,000 First Preferred Shares being designated as Convertible First Preferred Shares, Series B and 8,800,000 First Preferred Shares being designated as 6% Cumulative Redeemable Convertible First Preferred Shares, Series C), of which 74,053,838 Common Shares and 8,800,000 6% Cumulative Redeemable Convertible First Preferred Shares, Series C are issued and outstanding as fully paid and non-assessable. To the best of the Borrower's knowledge, after due inquiry, as of August 31, 1998 there were outstanding
              (i) under the Stock Option Plan, options to acquire 2,728,823 Common Shares, (ii) under the 1994 Management Equity Investment Plan, options and purchase rights to acquire up to 3,685,200 Common Shares and (iii) under the Employee Stock Option Plan (International) and the 1994 Outside Director Compensation Plan, options to acquire an aggregate of approximately 3,271,259 and 101,718 Common Shares, respectively, and except as noted above, the Corporation does not have outstanding any securities convertible into or exchangeable or exercisable for Common Shares.

8.2 NATURE OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set out in Section 8.1 shall survive the execution and delivery of the Loan Documents and the Lender shall be deemed to have relied on the making of such representations and warranties when made or deemed to be made.

                                      ARTICLE IX
                               [INTENTIONALLY DELETED]


                                      ARTICLE X
                               MARGIN AND DISPOSITIONS

10.1 NEGOTIATIONS. At any time while any amounts are outstanding under the Loan Documents, the Lender shall have the right, on behalf of the Obligors, to approach prospective purchasers of the Pledged Shares and to enter into negotiations for the sale of the Pledged Shares if the Loan is not repaid on the Maturity Date or a Loan Acceleration Date. Notwithstanding the foregoing, the Lender shall not be entitled to sell the Pledged Shares prior to the earlier of
(i) the Maturity Date and (ii) the date on which an Event of Default occurs which is continuing.

10.2 MARGIN. The Borrower shall ensure that at all times the Margin Ratio of the Pledged Shares shall not be less than the Acceptable Margin Ratio. If at any time the Margin Ratio shall be less than the Acceptable Margin Ratio, the Borrower shall, without notice from, or any other action of, the Lender, rectify such Default (a "Margin Default"). If at any time, the Margin Ratio shall be less than the Acceptable Margin Ratio, the Lender may, subject to applicable law, without notice to the Borrower, dispose of such number of the Pledged Shares as will give rise to net proceeds (after commissions and other costs of disposition), sufficient to provide additional security for and/or to make a prepayment on account of the Loan as would result in the rectification of the Margin Default. Subject to applicable law, the Lender shall have the unfettered right to sell or otherwise dispose of such number of the Pledged Shares at market prices prevailing from time to time during such period of disposition to such Person or Persons and in such manner as the Lender hereby deems advisable and either to apply the net proceeds in prepayment of the Loan and/or to hold such net proceeds as additional Collateral. The Borrower hereby acknowledges that if the Margin Ratio shall at times be less than the Acceptable Margin Ratio, it shall be reasonable for the Lender to assume that the Pledged Shares shall decline speedily in value and the Borrower waives, to the fullest extent permitted by applicable law, any further rights it may have under applicable law in relation to any disposition of the Pledged Shares pursuant to this Section
10.2. The rights of the Lender under this Section shall be in addition to and not in substitution for any rights which may arise under Article XII.

10.3   DISTRIBUTIONS.

       (a) All cash Distributions on the Pledged Shares shall be paid directly to the Lender. If at any time the Corporation shall determine to pay a cash Distribution on the Pledged Shares, the Obligors shall forthwith execute and deliver to the Lender such notices, directions and other documents and take such other actions as the Lender may require to ensure that all such Distributions are paid directly to the Lender (which may include, but shall not be limited to, changing the address of the registered owner of such shares appearing in the records of the registrar and transfer agent thereof to an address specified by the Lender). In the event that any cash Distribution referred to in the preceding sentence shall be made on the Pledged Shares beneficially owned by a Guarantor, the Borrower shall take such actions and proceedings as will ensure that such amounts shall be paid directly to the Lender as provided in such sentence. All cash Distributions shall be applied by the Lender, firstly on account of accrued but unpaid interest, if any, on the Loan, secondly on account of the Deferred Interest Amount, if any, and finally any remaining amount shall be deposited by the Lender into the Cash Security Account.

       (b) All non-cash Distributions (including without limitation, dividends payable in securities or property) shall be held by the Lender as part of the Collateral as security for the Obligations of the Obligor or Obligors owning the Pledged Shares on which such non-cash Distribution shall have been made and the Obligors shall execute such documentation as may be necessary or desirable to ensure that the Lender has a first priority security interest therein. The Borrower shall cause any securities forming part of any Distribution to be registered in the name of the Lender or its nominee.

10.4 VOTING RIGHTS. Until the occurrence of a Default which shall be continuing, the applicable Obligor may exercise all voting rights attaching to the Pledged Shares provided that no such exercise shall result in a contravention of Section 11.2(g). After the occurrence of a Default which is continuing, the Obligor shall have no right to vote or take any other action with respect to the Pledged Shares and the Lender may, but is not obligated to, vote or take such other action with respect to any Pledged Shares.

10.5 SUBORDINATION AND POSTPONEMENT. All debts and liabilities, present and future, owing by the Guarantors to the Borrower are subordinated to the Obligations. Upon the occurrence of a Default, all such debts and liabilities shall immediately be postponed to the Obligations, such postponement to occur automatically and without further action of the Borrower, any Guarantor or the Lender. After the occurrence of a Default, no further payment shall be received by the Borrower in respect of any such debts and liabilities and, if, notwithstanding such postponement, shall be received by the Borrower, shall be received in trust for the Lender and forthwith upon receipt to be paid over to the Lender, all without in any way lessening or limiting the liability of the Borrower under any of the Loan Documents. The subordination and postponement provided for in this Section 10.5 are independent of any other liabilities and obligations of the Borrower under any of the Loan Documents and shall remain in full force and effect until repayment in full to the Lender of all of the Obligations.

                                      ARTICLE XI
                                      COVENANTS

11.1 AFFIRMATIVE COVENANTS. The Borrower covenants and agrees with the Lender that, so long as there is any obligation by any Obligors to the Lender under any of the Loan Documents, unless the Lender otherwise consents in writing:

       (a) PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid all amounts due and otherwise satisfy and cause to be satisfied, his and the Guarantor's Obligations under the Loan Documents at the dates and places and in the manner provided therein.

       (b) FINANCIAL INFORMATION. The Borrower shall deliver, or cause to be delivered, to the Lender the following information:

            (i) as soon as available at the end of each financial quarter of the Corporation and in any event within 60 days after such financial quarter end, a consolidated balance sheet, statement of earnings and statement of changes in financial position of the Corporation, as of the end of such financial quarter or for such financial quarter, as the case may be, setting forth in each case in comparative form the figures for the previous financial quarter and the corresponding financial year to date;

           (ii) as soon as available and in any event within 45 days of each anniversary of the Initial Closing Date, a Net Worth Statement certified as being accurate and complete by the Borrower;

          (iii) within 120 days after the end of each financial year of the Corporation, a copy of the audited consolidated financial statement of the Corporation for the respective financial year reported on by the independent auditors of the Corporation together with a Borrower's Certificate confirming that no Default or Event of Default has occurred and is then continuing and setting out all litigation matters related to the business of the Corporation in respect of which the Corporation has a possible exposure in excess of $1,000,000, or such other amount as is provided in the equivalent provision of the Senior Credit Facility (in substantially the form of report provided by the Corporation to its lenders pursuant to the Senior Credit Facility) and confirming such matters are being diligently defended and are not expected, in the opinion of legal counsel of the Corporation, to have a material adverse effect on the business of the Corporation;

           (iv) copies of all materials forwarded by the Corporation from time to time to its shareholders or filed by the Corporation from time to time with any securities regulatory authority or stock exchange (including, without limitation, copies of materials relating to or notices of any proposed Distribution) at the time such materials are forwarded or filed, as the case may be; and

           (v) such other information respecting the condition or operations, financial or otherwise, of the Obligors or the Corporation as the Lender may from time to time reasonably request.

       (c) COMPLIANCE WITH LOANS. The Borrower will and will cause the Guarantors to, comply with all applicable laws, non-compliance with which would have a material adverse effect on the Obligors, the Corporation or the Collateral, and duly observe in all material respects all Authorizations and valid requirements of Official Bodies.

       (d) DEFEND COLLATERAL. The Borrower will, and will cause the Guarantors to, maintain, and, as soon as reasonably practicable, defend his or their right, title and interest to the Collateral.

       (e) MAINTAIN PERFECTION. The Borrower will, from time to time at the request of the Lender, do or cause to be done all such acts and things and execute and deliver, or cause to be executed and delivered all such instruments, agreements and financing statements as may be necessary or advisable to maintain the Liens provided for under or pursuant to the Security Documents as valid and perfected first priority Liens on the Collateral.

       (f) ADDITIONAL DOCUMENTS. The Obligors shall deliver to the Lender, prior to 5:00 p.m. on September 11, 1998, (i) amendments to the Security Documents in such form as the Lender may request; (ii) a favourable opinion of counsel in form and substance satisfactory to the Lender addressing the matters described in Schedule G;
              (iii) a hypothecation agreement by the Borrower in favour of the Lender in respect of the Cash Security Account; and (iv) such other documents as the Lender may reasonably request.


       (g) OWNERSHIP AND CONTROL. The Borrower shall at all times maintain the ownership and control over the Guarantors referred to in
              Section 8.1(j).

       (h) USE OF BROKER AFFILIATE. The Borrower shall exclusively use the services of the Broker Affiliate to obtain offers for the Pledged Shares and in connection therewith shall pay the Broker Affiliate commissions and fees at the normal rates of the Broker

              Affiliate for comparable matters (or at such other rate as may be mutually agreed upon with the Borrower and the Broker Affiliate).

       (i)    [Intentionally Deleted]

       (j) PRESERVE EXISTENCE. The Borrower shall do or cause to be done all things necessary to preserve or maintain in good standing in full force and effect the existence of each of the Guarantors and all rights and all Authorizations necessary to comply with the Loan Documents and to effect the transactions contemplated thereby.

       (k)    NOTIFICATIONS.  The Borrower shall notify the Lender promptly of:

            (i) any material change or proposed material change to the terms and conditions of the Stock Option Plan;

           (ii) any Default or Event of Default or any event or circumstance which could reasonably result in a Default or Event of Default or in any of the representations and warranties contained in any of the Loan Documents becoming untrue or incorrect in any material respect;

          (iii) any change of the name of any of the Obligors or of the chief executive office or place of business of any of the Guarantors; and

           (iv) any action, suit, proceeding, investigation, judgment, order, writ, injunction, decree, rule or regulation of the type referred to in Section 8.1(e).

       (l) TAXES. The Borrower will, and will cause each of the Guarantors to, duly file on a timely basis all tax returns required to be filed by the Borrower or any of the Guarantors and to pay or cause to be paid on a timely basis all taxes that are due and payable, and all assessments and governmental charges, penalties, interest and fines relating thereto payable by the Borrower or any of the Guarantors.

       (m) COMPLIANCE WITH SECURITIES LAWS. The Borrower will comply in all material respects with all the applicable securities laws and stock exchange requirements in connection with the pledge of the Pledged Securities.

11.2 NEGATIVE COVENANTS. The Borrower covenants and agrees with the Lender that, so long as there is any Obligation of any of the Obligors to the Lender under any of the Loan Documents, unless the Lender otherwise consents in writing:

       (a) RESTRICTION ON INDEBTEDNESS. The Borrower shall not, and shall not permit the Guarantor to, create, incur, guarantee, assume or otherwise become or continue to be liable for any Debt (other than Debt under the Loan Documents) which would result in the aggregate of such Debt of the Obligors at any time exceeding Cdn. $20,000,000 (or the equivalent in any other currency).

       (b) RESTRICTIONS ON DISPOSITION. Except as expressly permitted hereby, the Borrower shall not, and will not permit the Guarantors to:

            (i) sell, assign, transfer or otherwise dispose of any Collateral or any interest therein or agree to do any of the foregoing; or

           (ii) create, assume or suffer to exist any Lien upon the Collateral other than Permitted Encumbrances or agree to do any of the foregoing.

       (c) NO ADDITIONAL SECURITIES. The Borrower will not, and will not permit the Guarantors or any Associate of any of the Obligors, either individually or jointly or in concert with any other Person to acquire, or to become a part of a group which shall acquire or own, any securities of the Corporation (or securities convertible into or exchangeable or exercisable for securities of the Corporation) other than the Pledged Shares and options to purchase Common Shares acquired by the Borrower from the Corporation in the ordinary course and on a basis consistent with prior practice and Common Shares issued upon the exercise of any existing or future stock options held by the Borrower from time to time; provided that neither the acquisition of such options nor the issue of Common Shares upon the exercise of any existing or future stock options would result in a Default or Event of Default; and further provided, that the Borrower shall not exercise any such stock options unless prior thereto there shall have been delivered to the Lender a legal opinion of counsel acceptable to the Lender similar to the legal opinion to be delivered on the Closing Date as to the matter referred to in clause 6 of schedule G to the Original Credit Agreement taking into consideration the issue of Common Shares issuable upon such exercise; and further provided that any Common Shares issued upon the exercise of any of the Specified Options shall be forthwith delivered to the Lender in accordance with Section 10.3 accompanied by stock powers of attorney duly executed in blank with signatures guaranteed in a manner acceptable to the Lender to be held by it as part of the Collateral.

       (d) NO ACTING IN CONCERT. The Borrower shall not, and shall not permit any Guarantor or any Associate of any of the Obligors to become party to any shareholders' agreement, voting trust agreement, option agreement (except as described in Schedule H and as referred to in Section 11.2(c)), purchase agreement, sale agreement or similar agreement (written or oral) with any other Person which governs or relates to the voting, acquisition, disposition or other dealing or holding of or in any securities of the Corporation (or any securities convertible into or exchangeable or exercisable for any securities of the Corporation) and none of them will act jointly or in concert (as such term is applied for the purposes of any Canadian securities laws) with any other Person in connection with the acquisition, voting, disposition or other dealing in or holding of any such securities or become part of a group established for any such purpose.

       (e) NO MERGERS. The Borrower will not cause or permit any Guarantor to amalgamate, merge, liquidate or dissolve or to sell or to otherwise dispose of all or any substantial part of its assets.

       (f) VARIATION OF SPECIFIED OPTIONS. The Borrower will not authorize, approve or consent to any material amendment or variation of the Stock Option Plan or any of the Specified Options which would change any of the rights of the Borrower under the Specified Options or adversely affect the value of the Specified Options as security for the Obligations.

       (g) VOTING. The Borrower will not, and will not permit any Guarantor to, exercise any voting or other rights attaching to the Pledged Shares which could reasonably be expected to have an adverse effect on the value of the Collateral.

                                     ARTICLE XII
                                  EVENTS OF DEFAULT

12.1 ACCELERATION. If any Event of Default shall occur and be continuing, the entire principal amount of the Loan then outstanding (including the Additional Principal Amount) and all accrued and unpaid interest thereon and all other payments due hereunder or under any of the other Loan Documents by any of the Obligors shall, at the option of the Lender, become immediately due and payable with interest thereon at the rate or rates determined as herein provided, to the date of actual payment thereof, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever to the Obligors or any of them, all of which are hereby expressly waived (the date on which the Lender shall exercise such option being herein referred to as the "Loan Acceleration Date"). In such event, the Lender may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Obligors authorized or permitted by law for the recovery of all the Obligations and proceed to exercise any and all rights hereunder and under the Security Documents and no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination. Without limiting the generality of the foregoing, in addition to any rights now or hereafter granted under applicable law, upon the occurrence of an Event of Default, the Lender shall have the right, subject to applicable law, to (i) accept the Pledged Securities in full satisfaction of the amounts owing hereunder forthwith following such Event of Default and without any requirement to sell such securities or (ii) sell the Pledged Securities in such manner as it shall, in its absolute discretion, deem appropriate, including by way of private placement or agreement or through the facilities of a stock exchange. To the extent permitted by law, the Borrower on its own behalf or on behalf of the Guarantors waives any entitlement it or they may have to notice of such a sale or to require the Lender to sell the Pledged Securities rather than to foreclose upon the Pledged Securities.

12.2 REMEDIES CUMULATIVE AND WAIVERS. For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lender hereunder or under any other document or instrument executed pursuant to this Agreement, including the Security Documents, are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement, including the Security Documents, shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained or contained in the Security Documents, any other instrument or document delivered hereunder or thereunder and any indulgence granted, either expressly or by course of conduct, by the Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lender under this Agreement or under the Security Documents, or under any other instrument or document delivered hereunder or thereunder as a result of any other default or breach hereunder or thereunder.

12.3 SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights as they relate to indebtedness other than the Obligations, the Lender is authorized upon the occurrence of an Event of Default which is continuing and the principal amount of the Loan and accrued and unpaid interest and other payments becoming immediately due and payable in accordance with Section 12.1, without notice to the Obligors or to any other Person, any such notice being expressly waived, to set off and to appropriate and to apply any and all deposits (including, without limitation, deposits in the Cash Security Account), matured or unmatured, general or special and any other indebtedness at any time held by or owing by the Lender to or for the credit of or the account of any Obligor against and on account of the Obligations due and payable to the Lender under any of the Loan Documents, including without limitation, all claims of any nature or description arising out of or connected with this Agreement.

                                     ARTICLE XIII
                         COSTS, EXPENSES AND INDEMNIFICATION

13.1 COSTS AND EXPENSES. The Borrower shall pay promptly all costs and expenses incurred by the Lender in connection with negotiation, preparation, execution, delivery and administration of the Loan Documents (including this Amended and Restated Agreement) and the other documents to be delivered hereunder including, without limitation, the fees and out-of-pocket expenses of the

Lender's Counsel. The Borrower further agrees to pay all reasonable costs and expenses (including reasonable fees and expenses of counsel, accountants and other experts) in connection with the preservation or enforcement of rights and remedies under the Loan Documents and the other documents delivered hereunder including, without limitation, all reasonable costs and expenses sustained by them as a result of any failure by any of the Obligors to perform or observe their respective obligations contained in any of the Loan Documents and the other documents delivered hereunder and thereunder.

13.2 INDEMNIFICATION BY THE BORROWER. In addition to any liability of the Borrower to the Lender under any other provision hereof, the Borrower shall indemnify the Lender and hold the Lender harmless against any reasonable costs or expenses incurred by the Lender, as a result (i) of any failure by any Obligor to fulfil any of its obligations in any of the Loan Documents in the manner provided therein including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lender to fund or maintain the Loan as a result of the Borrower's failure or to make any repayment or other payment on the date required hereunder or specified by it in any notice given hereunder; or
(ii) such Obligor's failure to pay any other amount including, without limitation, any interest or fee, due from it hereunder on its due date. The Borrower shall also indemnify the Lender from and against all losses, liabilities, damages, penalties, costs and expenses (including consequential damages and loss of profits) ("Losses"), imposed on or incurred or suffered by the Lender or any of its directors, officers, employees or agents as a consequence of or relating to or arising out of any inaccuracy or breach by the Borrower of its representations and warranties in Section 8.1(l) and (n) or of its covenants in Sections 11.2(c) and (d) hereof, including Losses arising under any applicable securities laws or stock exchange rules, or in relation to any investigation or proceeding thereunder, as a result of the Lender's reliance upon any such representations, warranties and covenants in connection with any disposition of any Pledged Securities.

                                     ARTICLE XIV
                                       GENERAL

14.1 SURVIVAL. All covenants, agreements, representations and warranties made in any of the Loan Documents or in certificates delivered in connection therewith by or on behalf of the Obligors or any of them shall survive the execution and delivery of this Agreement and the making of Drawdowns hereunder and shall continue in full force and effect so long as there is any obligation of Obligors to the Lender under any of the Loan Documents.

14.2   NOTICES.

       (a) Unless otherwise specified herein, all notices, requests, demands or other communications to or from the Obligors under any of the Loan Documents shall be in writing and shall be personally delivered or faxed to the addresses as follows:

              (i)    To the Borrower or any Guarantor:
                     c/o Raymond L. Loewen
                     4126 Norland Avenue
                     Burnaby, British Columbia
                     V5G 3S8

                     Telecopier No.:  (604) 473-7350

              (ii)   To the Lender:
                     6th Floor
                     161 Bay Street
                     P.O. Box 500
                     Toronto, Ontario
                     M5J 2S8

                     Attention:  P. Kenneth Kilgour
                     Telecopier No.:  (416) 594-8037

or at such other address or to such other individual as an Obligor may designate by notice to the Lender or the Lender may designate by notice to the Obligors. All deliveries required by any Loan Document shall be made to the applicable Obligor, or to the Lender, as the case may be, at the places specified in this Section for the delivery of notices, requests, demands or communications.

       (b) Any written communication or document to be made or delivered pursuant to any Loan Document shall be made or delivered to the applicable Person at the address or fax number indicated in Section 14.2(a) above and shall in any event be deemed to have been made or delivered, in the case of any communication made by fax, when dispatched and an appropriate verbal or written confirmation of receipt is received or, in the case of any other form of written confirmation, when actually received.

14.3 AMENDMENT AND WAIVER. This Agreement and documents collateral hereto may be modified or amended and a waiver of any breach of any term or provision of this Agreement shall be effective only if the Borrower and the Lender so agree in writing.

14.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

14.5 COURTS. Any legal action or proceeding with respect to the Loan Documents against the Obligors and any of them may be brought in the courts of the Province of Ontario or British Columbia which courts the parties hereto acknowledge irrevocably to be a convenient forum for the resolution of any such legal action or proceeding. The Borrower hereby accepts, for himself and in respect of his assets and revenues, generally and unconditionally the non-exclusive jurisdiction of the aforesaid courts.

14.6 FURTHER ASSURANCES. The Borrower shall promptly cure, and shall cause the Guarantors to promptly cure, any default in his or their execution and delivery of any Loan Document or in any of the other instruments referred to or contemplated herein to which it is a party. The Borrower, at its expense, will promptly execute and deliver, or cause the Guarantors to execute and deliver, to the Lender, upon request, all such other and further documents, agreements, certificates and instruments in compliance with, or accomplishment of the covenants, and agreements of the Obligors under the Loan Documents or more fully to state the obligations of the Obligors as set out therein or to make any recording, file any notice or obtain any consents, all as may be necessary or appropriate in connection therewith. When there is no longer any obligation of any of the Obligors to the Lender under the Loan Documents, the Lender shall at the request and expense of the Borrower execute all such discharges and things as are reasonably necessary to discharge the security interests granted to the Lender pursuant to the Loan Documents.

14.7 ENFORCEMENT AND WAIVER BY THE LENDER. The Lender shall have the right at all times to enforce the provisions of this Agreement and any agreement to be delivered pursuant hereto in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner, modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of any right or remedy shall not be deemed a waiver or release of any other right or remedy.

14.8 EXECUTION IN COUNTERPARTS. Any Loan Document may be executed in counterparts, each of which shall be considered an original and all of which counterparts taken together shall constitute a single agreement.

14.9   JUDGMENT CURRENCY.

       (a) If for the purpose of obtaining or enforcing judgment against any of the Obligors in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 14.9 referred to as the "Judgment Currency") an amount due in United States Dollars or Canadian Dollars under this Agreement, the conversion shall be made at the Equivalent Amount prevailing on the U.S. Banking Day immediately preceding:

             (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

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                                          -34-

            (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 14.9(a)(ii) being hereinafter in this Section 14.9 referred to as the "Judgment Conversion Date").

       (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.9(a)(ii), there is a change in the Equivalent Amount prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable Obligor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Equivalent Amount prevailing on the date of payment, will produce the amount in United States Dollars or Canadian Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Equivalent Amount prevailing on the Judgment Conversion Date.

       (c) Any amount due from the Borrower under the provisions of Section 14.9(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any of the other Loan Documents.

14.10 ASSIGNMENTS AND TRANSFER. This Agreement shall be binding upon and enure to the benefit of the Borrower and his respective heirs, representatives, executors and permitted assigns and the Lender and its successors and assigns. The Borrower shall not have the right to assign his rights hereunder or any interest herein without the prior written consent of the Lender, which consent may be arbitrarily withheld. The Lender from time to time may assign or grant a participation in all of or any undivided portion of its interest in its rights and obligations under this Agreement and the other Loan Documents to any Person on such terms and conditions as the Lender shall approve in its sole discretion and give information provided to it by the Borrower or any other Person to such proposed assignees or participants; provided that prior to the occurrence of an Event of Default that is continuing, the Lender may not assign more than 49.9% of its interest in its rights and obligations under the Agreement and the other Loan Documents without the prior written consent of the Borrower, such consent not to be unreasonably withheld.

14.11 INVALIDITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such

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                                        -35-

provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or unenforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

              IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on September 3, 1998.

SIGNED, SEALED AND          )
DELIVERED in the            )
presence of:                )        _______________________________
                            )               Raymond L. Loewen
                            )

                                    CANADIAN IMPERIAL BANK OF COMMERCE
                                    (acting through CIBC CAPITAL PARTNERS
                                    DIVISION)

                                    By: ________________________________

                                        ________________________________